Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Kathleen McCabe 212-761-4469

Morgan Stanley Reports Third Quarter 2015:

●	Net Revenues of $7.8 Billion and Earnings per Diluted Share of $0.48

●	Excluding DVA,1 Net Revenues of $7.3 Billion and Earnings per Diluted Share of $0.342,3,4

●	Continued Strength in Equity Sales and Trading; Investment Banking Ranked #1 in Global IPOs, #2 in Global Announced M&A5

●	Wealth Management Pre-Tax Margin of 23%6

NEW YORK, October 19, 2015 – Morgan Stanley (NYSE: MS) today reported net revenues of $7.8 billion for the third quarter ended September 30, 2015 compared with $8.9 billion a year ago.  For the current quarter, net income applicable to Morgan Stanley was $1.0 billion, or $0.48 per diluted share,7 compared with net income of $1.7 billion, or $0.83 per diluted share,7 for the same period a year ago.  The earnings for the prior year third quarter included a net discrete tax benefit of $237 million or $0.12 per diluted share.8

Excluding DVA, net revenues for the current quarter were $7.3 billion compared with $8.7 billion a year ago.1,4  Excluding DVA and the net discrete tax benefit in the prior year quarter, net income applicable to Morgan Stanley was $740 million, or $0.34 per diluted share, compared with net income of $1.3 billion, or $0.64 per diluted share in the prior year.3,4

Compensation expense of $3.4 billion decreased from $4.2 billion a year ago primarily driven by lower revenues.  Non-compensation expenses of $2.9 billion increased from $2.5 billion a year ago primarily reflecting a year over year increase in litigation reserves of approximately $250 million, which included an increase in the reserve related to the settlement of a credit default swap antitrust litigation matter.

The annualized return on average common equity was 5.6 percent in the current quarter, or 3.9 percent excluding DVA.9

Summary of Firm Results
(dollars in millions)

	As Reported		Excluding DVA 4
	Net	Net Income	Net	Net Income
	Revenues	App. to MS (a)	Revenues	App. to MS (a)
3Q 2015	$7,767	$1,018	$7,332	$740
2Q 2015	$9,743	$1,807	$9,561	$1,688
3Q 2014	$8,907	$1,693	$8,692	$1,556

a)	Net income applicable to Morgan Stanley included net discrete tax benefits of $237 million in 3Q 2014.

Business Overview

●
Institutional Securities net revenues excluding DVA were $3.5 billion reflecting continued strength in Equity sales and trading, leadership in Investment Banking with notable strength in M&A and underperformance in Fixed Income & Commodities sales and trading.10

●	Wealth Management reported a pre-tax margin of 23% for the quarter on lower revenues of $3.6 billion.6 Fee based asset flows for the quarter were $7.7 billion.

●
Investment Management net revenues were $274 million reflecting losses in the Merchant Banking business, specifically in Asia private equity.  Assets under management or supervision were $404 billion at the end of the quarter.

James P. Gorman, Chairman and Chief Executive Officer, said, “The volatility in global markets in the third quarter led to a difficult environment, impacting in particular our Fixed Income business and our Asia Merchant Banking business. The Firm benefited from the stability of the Wealth Management business, our ongoing leadership in Equities and the continued strength of our Investment Banking franchise.  Our business model provides a steady foundation for the Firm as we navigate these challenging markets and focus intensely on addressing areas of underperformance.”

Summary of Institutional Securities Results
(dollars in millions)

	As Reported		Excluding DVA 10
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income
3Q 2015	$3,904	$688	$3,469	$253
2Q 2015	$5,172	$1,622	$4,990	$1,440
3Q 2014	$4,516	$1,227	$4,301	$1,012

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $688 million compared with pre-tax income of $1.2 billion in the third quarter of last year.  Net revenues for the current quarter were $3.9 billion compared with $4.5 billion a year ago.  Excluding DVA, net revenues for the current quarter were $3.5 billion compared with $4.3 billion a year ago.1,10  The following discussion for sales and trading excludes DVA.

●
Advisory revenues of $557 million increased from $392 million a year ago on higher levels of M&A activity.  Equity underwriting revenues of $250 million decreased from $464 million a year ago reflecting significantly lower IPO volumes.  Fixed income underwriting revenues of $374 million decreased from $484 million in the prior year quarter reflecting lower debt issuance volumes.

●	Equity sales and trading net revenues of $1.8 billion were unchanged from a year ago reflecting strength in prime brokerage and derivatives, partly offset by lower revenues in cash equities.11

●
Fixed Income & Commodities sales and trading net revenues of $583 million decreased from $997 million a year ago primarily reflecting difficult market conditions for our credit and securitized products businesses.11

●	Investment revenues of $113 million increased from $39 million a year ago driven by gains on business related investments.

●
Other revenues were negative $112 million for the current quarter reflecting mark-to-market losses on loans and commitments, compared with positive revenues of $224 million a year ago which included gains of approximately $185 million related to the sale of TransMontaigne and a retail property space.12

●
Compensation expense of $1.3 billion decreased from $1.8 billion a year ago on lower revenues.  Non-compensation expenses of $1.9 billion for the current quarter increased from $1.5 billion a year ago primarily driven by the previously mentioned higher litigation costs.

●
Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $53 million compared with $54 million from the second quarter of 2015 and $42 million in the third quarter of the prior year.13

Summary of Wealth Management Results
(dollars in millions)

	Net	Pre-Tax
	Revenues	Income
3Q 2015	$3,640	$824
2Q 2015	$3,875	$885
3Q 2014	$3,773	$800

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $824 million compared with $800 million in the third quarter of last year.  The quarter’s pre-tax margin was 23%.6  Net revenues for the current quarter were $3.6 billion compared with $3.8 billion a year ago.

●	Asset management fee revenues of $2.2 billion increased from $2.1 billion a year ago reflecting an increase in fee based assets and positive flows.

●
Transactional revenues14 of $652 million decreased from $912 million a year ago primarily reflecting losses related to investments associated with certain employee deferred compensation plans, lower levels of new issue activity and lower commission revenues.

●
Other revenues of $52 million decreased from $112 million a year ago.  Results for the current quarter reflect lower gains on available for sale securities and results for the prior year quarter reflected a gain of approximately $40 million related to the sale of a retail property space.12

●
Net interest income of $751 million increased from $599 million a year ago on higher deposit and loan balances.  Wealth Management client liabilities were $61 billion at quarter end, an increase of $13 billion compared with the prior year quarter.15

●
Compensation expense for the current quarter of $2.0 billion decreased from $2.2 billion a year ago primarily due to a decrease in the fair value of deferred compensation plan referenced investments.  Non-compensation expenses of $792 million were relatively unchanged from a year ago.

●	Total client assets were $1.9 trillion and client assets in fee based accounts were $770 billion at quarter end. Fee based asset flows for the quarter were $7.7 billion.

●	Wealth Management representatives of 15,807 produced average annualized revenue per representative of $922,000 in the current quarter.

Summary of Investment Management Results
(dollars in millions)

	Net	Pre-Tax
	Revenues	Income
3Q 2015	$274	$(38)
2Q 2015	$751	$220
3Q 2014	$667	$193

INVESTMENT MANAGEMENT

Investment Management reported a pre-tax loss from continuing operations of $38 million compared with pre-tax income of $193 million in the third quarter of last year.

●
Net revenues of $274 million decreased from $667 million in the prior year primarily reflecting the reversal of previously accrued carried interest associated with the Asia private equity business and lower results in the Traditional Asset Management business.

●
Compensation expense for the current quarter of $95 million decreased from $253 million a year ago, principally due to a decrease in deferred compensation associated with carried interest.  Non-compensation expenses of $217 million were relatively unchanged from a year ago.

●	Assets under management or supervision at September 30, 2015 were $404 billion. The business recorded net client inflows of $6.4 billion in the current quarter.16

CAPITAL

As of September 30, 2015, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under U.S. Basel III Advanced Approach transitional provisions were approximately 13.9% and 15.6%, respectively.17

As of September 30, 2015, the Firm estimates its pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio (Advanced Approach) and pro forma fully phased-in Supplementary Leverage Ratio to be approximately 12.4% and 5.5%, respectively.17,18,19

At September 30, 2015, book value and tangible book value per common share were $34.97 and $29.99,20 respectively, based on approximately 1.9 billion shares outstanding.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 28.7%, reflecting a decrease from the prior quarter due to a change in the geographic mix of earnings.

During the quarter ended September 30, 2015, the Firm repurchased approximately $625 million of its common stock or approximately 17 million shares.

The Board of Directors declared a $0.15 quarterly dividend per share payable on November 13, 2015 to common shareholders of record on October 30, 2015.

Morgan Stanley expects to close the previously announced agreement to sell the Global Oil Merchanting unit of its Commodities division to Castleton Commodities International LLC in the fourth quarter of 2015.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 43 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

This earnings release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of the Firm’s long-term and short-term borrowings resulting from the fluctuation in the Firm’s credit spreads and other credit factors (Debt Valuation Adjustment, DVA).

2 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

3 Earnings (loss) per diluted share amounts, excluding DVA and net discrete tax benefit, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The DVA exclusion is provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of earnings (loss) per diluted share applicable to Morgan Stanley common shareholders from a non-GAAP to GAAP basis is as follows (number of shares are presented in millions):

	3Q 2015	3Q 2014
Earnings (loss) per diluted share - Non-GAAP	$0.34	$0.64
DVA Impact	$0.14	$0.07
Net discrete tax benefit	$0.00	$0.12
Earnings (loss) per diluted share - GAAP	$0.48	$0.83

Average diluted shares	1,949	1,971

4 Net revenues excluding DVA and net income (loss) applicable to Morgan Stanley, excluding DVA and net discrete benefit, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and net income (loss) applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	3Q 2015	2Q 2015	3Q 2014
Firm net revenues - Non-GAAP	$7,332	$9,561	$8,692
DVA impact	$435	$182	$215
Firm net revenues - GAAP	$7,767	$9,743	$8,907

Net income (loss) applicable to MS ex. DVA/net discrete tax benefit - Non-GAAP	$740	$1,688	$1,319
Net discrete tax benefit	$0	$0	$237
Net income (loss) applicable to MS ex. DVA - Non-GAAP	$740	$1,688	$1,556
DVA impact	$278	$119	$137
Net income (loss) applicable to MS - GAAP	$1,018	$1,807	$1,693

5 Source: Thomson Reuters – for the period of January 1, 2015 to September 30, 2015 as of October 1, 2015.

6 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance. Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

7 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the third quarter of 2015 and 2014 of approximately $79 million and $64 million, respectively. Refer to page 13 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

8 The impact to earnings per diluted share is calculated by dividing the net discrete tax benefit by the average number of diluted shares outstanding.

9 Annualized return on average common equity (ROE) and ROE excluding DVA are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The calculation of ROE uses net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity.  To determine the ROE excluding DVA, both the numerator and denominator were adjusted to exclude this item. The reconciliation of ROE to ROE excluding DVA is as follows:

3Q 2015
ROE excluding DVA	3.9%
DVA impact	1.7%
ROE	5.6%

10 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	3Q 2015	2Q 2015	3Q 2014
Net revenues - Non-GAAP	$3,469	$4,990	$4,301
DVA impact	$435	$182	$215
Net revenues - GAAP	$3,904	$5,172	$4,516

Pre-tax income (loss) - Non-GAAP	$253	$1,440	$1,012
DVA impact	$435	$182	$215
Pre-tax income (loss) - GAAP	$688	$1,622	$1,227

11 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	3Q 2015	3Q 2014
Sales & Trading - Non-GAAP	$2,287	$2,698
DVA Impact	$435	$215
Sales & Trading - GAAP	$2,722	$2,913

FIC Sales & Trading - Non-GAAP	$583	$997
DVA Impact	$335	$132
FIC Sales & Trading - GAAP	$918	$1,129

Equity Sales & Trading - Non-GAAP	$1,769	$1,784
DVA Impact	$100	$83
Equity Sales & Trading - GAAP	$1,869	$1,867

12 The third quarter ended September 30, 2014 included a pre-tax gain of $141 million associated with the sale of a retail property space, which was reflected in other revenues in each of the business segments’ results as follows: Institutional Securities: $84 million, Wealth Management: $40 million and Investment Management: $17 million.

13 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2014.  Refer to page 6 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

14 Transactional revenues include investment banking, trading, and commissions and fee revenues.

15 Wealth Management client liabilities reflect U.S. Bank lending and broker dealer margin activity.

16 Investment Management net flows for the quarter exclude $4.6 billion of inflows related to the transfer of certain portfolio managers, and their portfolios, from Wealth Management to Investment Management.

17 As a U.S. Basel III Advanced Approach banking organization, the Firm is required to compute risk-based capital ratios using both (i) standardized approaches for calculating credit risk weighted assets (“RWAs”) and market risk RWAs (the “Standardized Approach”); and (ii) an advanced internal ratings-based approach for calculating credit risk RWAs, an advanced measurement approach for calculating operational risk RWAs, and an advanced approach for market risk RWAs calculated under Basel III (the “Advanced Approach”). To implement a provision of the Dodd-Frank Act, U.S. Basel III subjects Advanced Approach banking organizations that have been approved by their regulators to exit the parallel run, such as the Firm, to a permanent “capital floor”. Beginning on January 1, 2015, the capital floor is the lower of the capital ratios computed under the Advanced Approach or the Standardized Approach under U.S. Basel III, taking into consideration applicable transitional provisions. As of September 30, 2015, the lower ratio is represented by U.S. Basel III Advanced Approach. These computations are preliminary estimates as of October 19, 2015 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. The methods for calculating the Firm’s risk-based capital ratios will change through January 1, 2022 as aspects of the U.S. Basel III final rule are phased in. For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 "Liquidity and Capital Resources - Regulatory Requirements" in Morgan Stanley's Annual Report on Form 10-K for the year ended December 31, 2014 and Part I, Item 2 "Liquidity and Capital Resources - Regulatory Requirements" in Morgan Stanley's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

18 U.S. Basel III requires the Firm to disclose information related to its supplementary leverage ratio beginning on January 1, 2015, which through to the end of 2017 will include the effects of transitional provisions. The supplementary leverage ratio will become effective as a capital standard on January 1, 2018. Specifically, beginning on January 1, 2018, the Firm must maintain a Tier 1 supplementary leverage capital buffer of greater than 2% in addition to the 3% minimum supplementary leverage ratio (for a total of greater than 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers. The Firm’s pro forma Supplementary Leverage Ratio estimate utilizes a fully phased-in U.S. Basel III Tier 1 capital numerator and a denominator of approximately $1.12 trillion. The Firm’s estimates are subject to risks and uncertainties that may cause actual results to differ materially from estimates based on these regulations. Further, these expectations should not be taken as projections of what the Firm’s supplementary leverage ratios or earnings, assets or exposures will actually be at future dates. See “Risk Factors” in Part I, Item 1A of the 2014 Form 10-K for a discussion of risks and uncertainties that may affect the future results of the Firm.

19 The pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio and pro forma fully phased-in Supplementary Leverage Ratio are non-GAAP financial measures that the Company considers to be useful measures for evaluating compliance with new regulatory capital requirements that have not yet become effective.

20 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

MORGAN STANLEY
Quarterly Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2015	June 30, 2015	Sept 30, 2014	June 30, 2015	Sept 30, 2014	Sept 30, 2015	Sept 30, 2014	Change
Net revenues
Institutional Securities	$3,904	$5,172	$4,516	(25%)	(14%)	$14,534	$13,441	8%
Wealth Management	3,640	3,875	3,773	(6%)	(4%)	11,349	11,084	2%
Investment Management	274	751	667	(64%)	(59%)	1,694	2,124	(20%)
Intersegment Eliminations	(51)	(55)	(49)	7%	(4%)	(160)	(138)	(16%)
Net revenues	$7,767	$9,743	$8,907	(20%)	(13%)	$27,417	$26,511	3%

Income (loss) from continuing operations before tax
Institutional Securities	$688	$1,622	$1,227	(58%)	(44%)	$4,123	$3,603	14%
Wealth Management	824	885	800	(7%)	3%	2,564	2,249	14%
Investment Management	(38)	220	193	*	*	369	670	(45%)
Intersegment Eliminations	0	0	0	--	--	0	0	--
Income (loss) from continuing operations before tax	$1,474	$2,727	$2,220	(46%)	(34%)	$7,056	$6,522	8%

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$518	$1,087	$1,091	(52%)	(53%)	$3,355	$3,344	--
Wealth Management	509	561	479	(9%)	6%	1,605	1,367	17%
Investment Management	(9)	159	123	*	*	259	386	(33%)
Intersegment Eliminations	0	0	0	--	--	0	0	--
Net Income (loss) applicable to Morgan Stanley	$1,018	$1,807	$1,693	(44%)	(40%)	$5,219	$5,097	2%

Earnings (loss) applicable to Morgan Stanley common shareholders	$939	$1,665	$1,629	(44%)	(42%)	$4,918	$4,898	--

Financial Metrics:

Earnings per diluted share from continuing operations	$0.48	$0.85	$0.83	(44%)	(42%)	$2.52	$2.49	1%
Earnings per diluted share	$0.48	$0.85	$0.83	(44%)	(42%)	$2.51	$2.49	1%

Earnings per diluted share from continuing operations excluding DVA	$0.34	$0.79	$0.76	(57%)	(55%)	$2.27	$2.35	(3%)
Earnings per diluted share excluding DVA	$0.34	$0.79	$0.76	(57%)	(55%)	$2.27	$2.35	(3%)

Return on average common equity from continuing operations	5.6%	9.9%	9.9%			9.9%	10.1%
Return on average common equity	5.6%	9.9%	9.9%			9.8%	10.1%

Return on average common equity from continuing operations excluding DVA	3.9%	9.1%	8.9%			8.8%	9.4%
Return on average common equity excluding DVA	3.9%	9.1%	8.9%			8.8%	9.4%

Notes:	-
Refer to End Notes and Definition of Performance Metrics and GAAP to Non-GAAP Measures on pages 14-15 from the Financial Supplement for additional information related to the calculation of the financial metrics.

11

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2015	June 30, 2015	Sept 30, 2014	June 30, 2015	Sept 30, 2014	Sept 30, 2015	Sept 30, 2014	Change
Revenues:
Investment banking	$1,313	$1,614	$1,551	(19%)	(15%)	$4,284	$4,492	(5%)
Trading	2,026	2,973	2,448	(32%)	(17%)	8,649	7,926	9%
Investments	(119)	261	138	*	*	408	724	(44%)
Commissions and fees	1,115	1,158	1,124	(4%)	(1%)	3,459	3,478	(1%)
Asset management, distribution and admin. fees	2,732	2,742	2,716	--	1%	8,155	7,886	3%
Other	(62)	297	373	*	*	406	873	(53%)
Total non-interest revenues	7,005	9,045	8,350	(23%)	(16%)	25,361	25,379	--

Interest income	1,451	1,386	1,384	5%	5%	4,321	3,977	9%
Interest expense	689	688	827	--	(17%)	2,265	2,845	(20%)
Net interest	762	698	557	9%	37%	2,056	1,132	82%
Net revenues	7,767	9,743	8,907	(20%)	(13%)	27,417	26,511	3%
Non-interest expenses:
Compensation and benefits	3,437	4,405	4,214	(22%)	(18%)	12,366	12,720	(3%)

Non-compensation expenses:
Occupancy and equipment	341	351	350	(3%)	(3%)	1,034	1,069	(3%)
Brokerage, clearing and exchange fees	485	487	437	--	11%	1,435	1,338	7%
Information processing and communications	447	438	396	2%	13%	1,300	1,231	6%
Marketing and business development	158	179	160	(12%)	(1%)	487	472	3%
Professional services	576	598	522	(4%)	10%	1,660	1,506	10%
Other	849	558	608	52%	40%	2,079	1,653	26%
Total non-compensation expenses	2,856	2,611	2,473	9%	15%	7,995	7,269	10%

Total non-interest expenses	6,293	7,016	6,687	(10%)	(6%)	20,361	19,989	2%

Income (loss) from continuing operations before taxes	1,474	2,727	2,220	(46%)	(34%)	7,056	6,522	8%
Income tax provision / (benefit) from continuing operations	423	894	463	(53%)	(9%)	1,704	1,263	35%
Income (loss) from continuing operations	1,051	1,833	1,757	(43%)	(40%)	5,352	5,259	2%
Gain (loss) from discontinued operations after tax	(2)	(2)	(5)	--	60%	(9)	(6)	(50%)
Net income (loss)	$1,049	$1,831	$1,752	(43%)	(40%)	$5,343	$5,253	2%
Net income applicable to nonredeemable noncontrolling interests	31	24	59	29%	(47%)	124	156	(21%)
Net income (loss) applicable to Morgan Stanley	1,018	1,807	1,693	(44%)	(40%)	5,219	5,097	2%
Preferred stock dividend / Other	79	142	64	(44%)	23%	301	199	51%
Earnings (loss) applicable to Morgan Stanley common shareholders	$939	$1,665	$1,629	(44%)	(42%)	$4,918	$4,898	--

Pre-tax profit margin	19%	28%	25%			26%	25%
Compensation and benefits as a % of net revenues	44%	45%	47%			45%	48%
Non-compensation expenses as a % of net revenues	37%	27%	28%			29%	27%
Effective tax rate from continuing operations	28.7%	32.8%	20.9%			24.1%	19.4%

Notes:	-	Refer to End Notes and Definition of Performance Metrics and GAAP to Non-GAAP Measures on pages 14-15 from the Financial Supplement for additional information.

12

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2015	June 30, 2015	Sept 30, 2014	June 30, 2015	Sept 30, 2014	Sept 30, 2015	Sept 30, 2014	Change

Income (loss) from continuing operations	$1,051	$1,833	$1,757	(43%)	(40%)	$5,352	$5,259	2%
Net income applicable to nonredeemable noncontrolling interests	31	24	59	29%	(47%)	124	156	(21%)
Income (loss) from continuing operations applicable to Morgan Stanley	1,020	1,809	1,698	(44%)	(40%)	5,228	5,103	2%
Less: Preferred Dividends	78	141	62	(45%)	26%	297	192	55%
Income (loss) from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	942	1,668	1,636	(44%)	(42%)	4,931	4,911	--

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	1	1	2	--	(50%)	4	7	(43%)
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$941	$1,667	$1,634	(44%)	(42%)	$4,927	$4,904	--

Gain (loss) from discontinued operations after tax	(2)	(2)	(5)	--	60%	(9)	(6)	(50%)
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--	0	0	--
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	(2)	(2)	(5)	--	60%	(9)	(6)	(50%)
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(2)	(2)	(5)	--	60%	(9)	(6)	(50%)

Earnings (loss) applicable to Morgan Stanley common shareholders	$939	$1,665	$1,629	(44%)	(42%)	$4,918	$4,898	--

Average basic common shares outstanding (millions)	1,904	1,919	1,923	(1%)	(1%)	1,916	1,925	--

Earnings per basic share:
Income from continuing operations	$0.49	$0.87	$0.85	(44%)	(42%)	$2.57	$2.55	1%
Discontinued operations	$-	$-	$-	--	--	$-	$(0.01)	*
Earnings per basic share	$0.49	$0.87	$0.85	(44%)	(42%)	$2.57	$2.54	1%

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$941	$1,667	$1,634	(44%)	(42%)	$4,927	$4,904	--

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(2)	(2)	(5)	--	60%	(9)	(6)	(50%)

Earnings (loss) applicable to Morgan Stanley common shareholders	$939	$1,665	$1,629	(44%)	(42%)	$4,918	$4,898	--

Average diluted common shares outstanding and common stock equivalents (millions)	1,949	1,960	1,971	(1%)	(1%)	1,958	1,970	(1%)

Earnings per diluted share:
Income from continuing operations	$0.48	$0.85	$0.83	(44%)	(42%)	$2.52	$2.49	1%
Discontinued operations	$-	$-	$-	--	--	$(0.01)	$-	*
Earnings per diluted share	$0.48	$0.85	$0.83	(44%)	(42%)	$2.51	$2.49	1%

Notes:	-	Refer to End Notes and Definition of Performance Metrics and GAAP to Non-GAAP Measures on pages 14-15 from the Financial Supplement for additional information.

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